Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Adaptimmune Limited:

We consent to the use of our report dated February 3, 2015, with respect to the consolidated balance sheets of Adaptimmune Limited as of June 30, 2014 and 2013, and the related consolidated income statements, consolidated statements of comprehensive loss, consolidated statements of changes in equity, and consolidated cash flow statements for each of the years in the two-year period ended June 30, 2014, included herein and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Reading, United Kingdom
27 April 2015